CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of The Prudential Variable Contract Real Property Account (the “Registration Statement”) of our report dated March 30, 2020 relating to the financial statements, which appears in The Prudential Variable Contract Real Property Account’s Registration Statement Form S-1 filed March 30, 2020. We also consent to the incorporation by reference in this Registration Statement of our report dated March 30, 2020 relating to the financial statements and financial statement schedule of The Prudential Variable Contract Real Property Partnership, which appears in The Prudential Variable Contract Real Property Account’s Registration Statement Form S-1 filed March 30, 2020.

/s/ PricewaterhouseCoopers LLP
New York, NY
December 30, 2020